 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 AMENDMENT NO. 13 TO
SCHEDULE 13G

 FOR THE YEAR ENDED DECEMBER 31, 2006

Under the Securities Exchange Act of 1934

 STATE BANCORP, INC.

(Name of Issuer)

 COMMON STOCK

 (Title of Class of Securities)

 855716 - 10 - 6

(CUSIP Number)

Check the following box if a fee is being paid with this statement [ ]  (A fee is not required only if the filing person:  (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.)  (See Rule 13d-7).

 Page 1 of 4 pages

1 NAME OF REPORTING PERSON
S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

STATE BANCORP, INC. EMPLOYEE STOCK OWNERSHIP PLAN
11 - 3223168
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2 CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a) _____
(b) _____

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3 SEC USE ONLY

--------------------------------------------------------------------------------
4 CITIZENSHIP OR PLACE OF ORGANIZATION

NEW HYDE PARK, N.Y.

--------------------------------------------------------------------------------
NUMBER OF                       5 SOLE VOTING POWER

SHARES                                   0
                                               ---------------------------------------------
                                               6 SHARED VOTING POWER
BENEFICIALLY
                                                   1,314,021
                                               ---------------------------------------------
OWNED BY                         7 SOLE DISPOSITIVE POWER

EACH REPORTING               1,314,021
                                                ---------------------------------------------
                                               8 SHARED DISPOSITIVE POWER

PERSON WITH
                                                  0
---------------------------------------------------------------------------------

9 AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

1,314,021

--------------------------------------------------------------------------------
10 CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES

X
--------------------------------------------------------------------------------
11 PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

9.65
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12 TYPE OF REPORTING PERSON

EP
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 Page 2 of 4 pages

 SCHEDULE 13G

Item 1.
(a) Name of Issuer - State Bancorp, Inc.
(b) Address of Issuer's Principal Executive Offices - 699 Hillside Avenue,
      New Hyde Park, N.Y. 11040

Item 2.
(a) Name of Person Filing - State Bancorp, Inc. Employee Stock Ownership
              Plan
(b) Address of Principal Business Office - 699 Hillside Avenue,
              New Hyde Park, N.Y
(c) Place of Organization - New York State
(d) Title of Class of Securities - Common Stock
(e) CUSIP Number - 855716-10-6

Item 3. - If this statement is filed pursuant to Rule
13d-1(b), or 13d-2(b), check whether the person filing is a:

(f)      X                      Employee Benefit Plan, Pension Fund which is subject
-----------------             to the provisions of the Employment Income Security
                                           Act of 1974 or Endowment Fund

Item 4. - Ownership
(a) Amount Beneficially Owned - 1,314,021 shares
(b) Percent of Class - 9.65
(c) (i) sole power to vote or direct the vote - 0 shares
(c) (ii) shared power to vote or direct the vote - 1,314,021 shares
(c) (iii) sole power to dispose or to direct the disposition of - 1,314,021 shares
(c) (iv) shared power to dispose or to direct the disposition of - 0 shares

Item 5.
DOES NOT APPLY

Item 6.
DOES NOT APPLY

 Page 3 of 4 pages

SCHEDULE 13G

Item 7.
DOES NOT APPLY

Item 8.
DOES NOT APPLY

Item 9.
DOES NOT APPLY

Item 10. - Certification

By signing below, I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

JANUARY 11, 2007
DATE

/s/ THOMAS F. GOLDRICK
SIGNATURE

THOMAS F. GOLDRICK, CHAIRMAN & CEO
NAME / TITLE

Page 4 of 4 pages